EXHIBIT 10-3
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                                  EASTERN BANK

                       DEMAND LOAN AND SECURITY AGREEMENT
                                  (ALL ASSETS)


     DEMAND LOAN AND SECURITY AGREEMENT (ALL ASSETS), dated as of June 4, 2001, between ASA International Ltd., a Delaware corporation ("International"), ASA International Ventures, Inc., a Delaware corporation ("Ventures"), ASA Tire Systems Inc., a Delaware corporation ("Tire"), ASA Legal Systems Inc., a Delaware corporation ("Legal"), and Khameleon Software Inc., a Delaware corporation ("Khameleon") (International, Ventures, Tire, Legal and Khameleon are hereinafter, collectively, referred to as the "Borrower"), and Eastern Bank, a Massachusetts banking corporation (the "Bank"). The parties hereto hereby agree as follows:

1.   DEFINITIONS AND ACCOUNTING TERMS

     Section 1.01. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

         "Affiliate" shall mean any person or entity (i) which directly or indirectly Controls, or is Controlled by or is under common Control with the Borrower or a subsidiary, (ii) which directly or indirectly beneficially holds or owns five (5%) percent or more of any class of voting stock of the Borrower or any subsidiary, or (iii) five (5%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a subsidiary.

         "Accounts" shall mean any right to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance.

         "Acts" shall have the meaning assigned to such term in Section 12.13.

         "Base Rate" shall mean the per annum rate of interest announced from time to time by Bank, at its offices in Boston, Massachusetts, as its Base Rate, it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by the Bank.

         "Borrowing Base" shall mean the following:

               (a) up to eighty (80%) percent of the unpaid face amount of Qualified Accounts or such other percentage thereof as may from time to time be fixed by Bank upon notice to Borrower, MINUS

               (b) one hundred (100%) percent of the aggregate amount then undrawn on all letters of credit and acceptances issued pursuant to this Agreement for the account of Borrower;

         but in no event shall the sum of all loans plus the sum of the aggregate amount undrawn on all letters of credit and acceptances be in excess of the Credit Limit.

         "CMLTD" shall mean the current maturity of long term indebtedness to be paid during the next twelve-month period, including but not limited to, amounts required to be paid during such period under capital leases.

         "Collateral" shall have the meaning assigned to such term in Section 5.

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         "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any person or entity, whether through the ownership of voting securities, by contract or otherwise.

         "Credit Limit" means an amount equal to One Million Five Hundred Thousand ($1,500,000.00) Dollars.

         "Debt" means (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations as lessee under Capital Leases; (e) current liabilities in respect of unfunded vested benefits under plans covered by ERISA; (f) obligations under letters of credit; (g) obligations under acceptance facilities;
         (h) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; and (i) obligations secured by any Liens, whether or not the obligations have been assumed.

         "Debt Service Coverage Ratio" shall mean, during the applicable period, that quotient equal to (a) the aggregate of (i) EBITDA, minus (ii) Distributions, minus (iii) taxes actually paid, divided by (b) Fixed Charges, that is,

                  EBITDA - Distributions - taxes actually paid
                  --------------------------------------------
                                  Fixed Charges

         "Distributions" shall mean all payment or distributions to shareholders in cash or in property other than reasonable salaries, bonuses and expense reimbursements.

         "EBITDA" shall mean, for the applicable period, income from continuing operations before the payment of interest and taxes, plus depreciation and amortization, determined in accordance with GAAP.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Equipment" shall have the meaning assigned to such term in Section 5.

         "Event of Default" shall have the meaning assigned to such term in
         Section 14.01.

         "Fixed Charges" shall mean Interest plus CMLTD.

         "GAAP" shall mean generally accepted accounting principles.

         "Interest" shall mean, for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on indebtedness and on capital leases, determined in accordance with GAAP.

         "Inventory" shall have the meaning assigned to such term in Section 5.

         "Letters of Credit"shall have the meaning assigned to such term in
         Section 2.04.

         "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien

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         (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

         "Net Income" means, for any period, the net income (or deficit) of Borrower determined in accordance with GAAP on a consolidated basis.

         "Obligations" shall have the meaning assigned to such term in Section
         6.

         "Permitted Protests" means the right of the Borrower to protest any Lien (other than a Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a federal or state tax lien) or rental payment, provided that (x) a reserve with respect to such liability is established on the books of the Borrower in an amount that is reasonably satisfactory to the Bank, (y) any such protest is instituted and diligently prosecuted by the Borrower in good faith, and
         (z) the Bank is satisfied that, while such protest is pending, there will be no impairment of the enforceability, validity or priority of any of the Liens of the Bank in and to the Collateral.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

         "Plan" means any employee plan subject to Title IV of ERISA maintained for employees of Borrower, any subsidiary of Borrower or any other trade or business under common control with Borrower within the meaning of Section 414(c) of the Internal Revenue Code of 1986 or any regulations thereunder.

         "Qualified Account" shall mean an Account owing to Borrower which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

               (a) The Account is not more than ninety (90) days from the date of the invoice thereof.

               (b) The Account arose from the performance of services or an outright sale of goods by Borrower, such goods have been shipped to the account debtor, and Borrower has possession of, or has delivered to Bank, shipping and delivery receipts evidencing such shipment.

               (c) The Account is not subject to any prior assignment, claim, lien, or security interest, and Borrower will not make any further assignment thereof or create any further security interest therein, nor permit Borrower's rights therein to be reached by attachment, levy, garnishment or other judicial process.

               (d) The Account is not subject to set!off, credit, allowance or adjustment by the account debtor, except discount allowed for prompt payment and the account debtor has not complained as to his liability thereon and has not returned any of the goods from the sale of which the Account arose.

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               (e) The Account arose in the ordinary course of Borrower's business and did not arise from the performance of services or a sale of goods to a supplier or employee of Borrower.

               (f) No notice of bankruptcy or insolvency of the account debtor has been received by or is known to Borrower.

               (g) The Account is not owed by an account debtor whose principal place of business is outside the United States of America.

               (h) The Account is not owed by an entity which is a parent, brother/sister, subsidiary or affiliate of Borrower.

               (i) The account debtor is not located in the State of New Jersey or in the State of Minnesota, unless Borrower has filed and shall file all legally required Notice of Business Activities Reports with the New Jersey Division of Taxation or the Minnesota Department of Revenue, as the case may be.

               (j) The Account is not evidenced by a promissory note.

               (k) The Account did not arise out of any sale made on a bill and hold, dating or delayed shipment basis.

               (l) The Account does not arise out of a progress billing prior to completion of the order therefor.

               (m) Bank, in its sole discretion, has not, for any reason, deemed the Account or the account debtor to be unacceptable.

          "Receivables" shall have the meaning assigned to such term in Section
          5.

          "Senior Debt" shall mean any Debt which is not Subordinated Debt.

          "Subordinated Debt" shall mean Debt which is expressly stated to be subordinated or junior in right of payment to Borrower's Obligation to Bank in a manner and in a form which satisfactory to Bank.

          "Tangible Capital Base" shall mean Borrower's Tangible Net Worth plus its Subordinated Debt.

          "Tangible Net Worth" shall mean the sum of Borrower's stockholders' equity plus Subordinated Debt determined in accordance with GAAP, consistently applied, subtracting therefrom intangibles. For purposes of this definition, "intangibles" shall mean software and costs exceeding net assets acquired.

          "Termination Date" shall mean June 30, 2001, or such other date to which this Agreement is extended pursuant to Section 18.01.

     Section 1.02. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 8.05, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

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     Section 1.03. Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts as of the date of this Agreement.

2.   LOANS AND OTHER FINANCIAL ACCOMMODATIONS.

     Section 2.01. Subject to the terms and provisions of this Agreement, Bank hereby establishes a discretionary revolving line of credit in Borrower's favor in the amount of the Credit Limit as determined by Bank from time to time hereafter. Bank may make such loans to Borrower, based upon such facts and circumstances existing at the time of the request, as from time to time Bank elects to make which are secured by Borrower's Inventory, Accounts and all other Collateral and the proceeds thereof. Without limiting the discretionary nature of Bank's decision to make loans hereunder, or the demand feature of any loans that Bank does make hereunder, Borrower agrees that the aggregate unpaid principal of all loans outstanding at any one time shall not exceed the lesser of the Borrowing Base or the Credit Limit.

     Section 2.02. All such loans shall bear interest and at the option of Bank shall be evidenced by demand notes in form satisfactory to Bank, but in the absence of notes shall be conclusively evidenced by the Bank's record of disbursements and repayments and shall be payable ON DEMAND. Interest will be charged to Borrower at a fluctuating rate which is the daily equivalent of the Base Rate in effect from time to time, plus one-half of one (.50%) percent per annum or at such other rate agreed on from time to time by the parties, upon any balance owing to Bank at the close of each day and shall be payable monthly in arrears, on the first day of each month, until the Bank makes demand. The rate of interest payable by Borrower shall be changed effective as of that date on which a change in the Base Rate becomes effective. Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days.

     Section 2.03. Borrower hereby authorizes and directs Bank, in Bank's sole discretion (provided, however, Bank shall have no obligation to do so): (i) to pay accrued interest as the same becomes due and payable pursuant to this Agreement or pursuant to any note or other agreement between Borrower and Bank, and to treat the same as a loan to Borrower, which shall be added to Borrower's loan balance pursuant to this Agreement; (ii) to charge any of Borrower's accounts under the control of Bank for accrued interest as it becomes due and payable pursuant to this Agreement or pursuant to any note or other agreement between Borrower and Bank; or (iii) apply the proceeds of Collateral, including, without limitation, payments on Accounts and other payments from sales or lease of Inventory and any other funds to the loan balance pursuant to this Agreement. Bank shall promptly notify Borrower of any such charges or applications.

     Section 2.04. At the request of the Borrower, and upon the execution of letter of credit documentation satisfactory to Bank, Bank, within the limits of the Credit Limit as then computed, may issue letters of credit from time to time for the account of the Borrower (hereinafter collectively "Letter(s) of Credit"). The Letters of Credit shall be on terms mutually acceptable to Bank and the Borrower. A loan in an amount equal to any amount paid by Bank under a Letter of Credit shall be deemed made to Borrower, without request therefor, immediately upon any payment by Bank on such Letter of Credit. In connection with the issuance of any Letter of Credit, Borrower shall pay to Bank a percentage of the face amount of any Letter of Credit according to the fee schedule then in effect at Bank, plus transaction fees at Bank's customary rates, and all other normal and customary fees charged by Bank. Borrower hereby authorizes and directs Bank, in Bank's sole discretion (provided, however, Bank shall have no obligation to do so) to pay all such fees and costs as the same become due and payable and to treat the same as a loan to Borrower, which shall be added to Borrower's loan balance pursuant to this Agreement. For purposes of computing the Credit Limit, all Letters of Credit and acceptances shall be deemed to be loans and in no event shall the sum of all loans plus the sum of the aggregate amount undrawn on all Letters of Credit and acceptances be in excess of the Credit Limit.

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     Section 2.05. In order to facilitate the borrowing procedures hereunder,
International, Ventures, Tire, Legal and Khameleon each hereby appoint International as such corporation's duly authorized agent to request, receive and distribute loans hereunder, and to communicate with Bank with respect hereto, and International does hereby accept such appointment.

     Section 2.06. It is the intention of the parties hereto to comply strictly with applicable usury laws, if any; accordingly, notwithstanding any provisions to the contrary in this Agreement or any other documents or instruments executed in connection herewith, in no event shall this Agreement or such documents or instruments require or permit the payment, taking, reserving, receiving, collecting or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, paid, taken, reserved, collected or received in connection with the Obligations or in any communication by Bank or any other person to the Borrower or any other person, or in the event all or part of the principal of the Obligations or interest thereon shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, collected, reserved, or received on the amount of principal actually outstanding from time to time under this Agreement shall exceed the maximum amount of interest permitted by applicable usury laws, if any, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither the Borrower nor any other person or entity now or hereafter liable for the payment of the Obligations shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, if any, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance hereof or, if the Obligations have been or would be paid in full by such credit, refunded to the Borrower, and (iv) the provisions of this Agreement and the other documents or instruments executed in connection herewith, and any communication to the Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, collected, reserved, or received in connection herewith which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Obligations, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved or received. The terms of this paragraph shall be deemed to be incorporated in every Loan Document and communication relating to the Obligations.

3.   BANK'S REPORTS.

     After the end of each month, Bank will render to Borrower a statement of Borrower's loan account with Bank hereunder, showing all applicable credits and debits. Each statement shall be considered correct and to have been accepted by Borrower and shall be conclusively binding upon Borrower and Bank in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within forty-five (45) days from the mailing by Bank to Borrower of any such monthly statement.

4.   CAPITAL ADEQUACY.

     If after the date hereof, Bank determines that (a) the adoption of any applicable law, rule, or regulation regarding capital requirements for banks or bank holding companies or the subsidiaries thereof, (b) any change in the interpretation or administration of any such law, rule or regulation by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or (c) compliance by Bank or its holding company with any request or

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directive of any such governmental authority, central bank or comparable agency regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Bank's capital to a level below that which Bank could have achieved (taking into consideration Bank's and its holding company's policies with respect to capital adequacy immediately before such adoption, change, or compliance and assuming that Bank's capital was fully utilized prior to such adoption, change, or compliance) but for such adoption, change, or compliance as a consequence of Bank's commitment to make advances pursuant hereto by any amount deemed by Bank to be material:

     (a) Bank shall promptly, after Bank's determination of such occurrence, give notice thereof to Borrower; and

     (b) Borrower shall pay to Bank as an additional fee from time to time, on demand, such amount as Bank certified to be the amount that will compensate Bank for such reduction.

     A certificate of Bank claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Bank shall allocate such cost increases or reductions in its returns among its customers reasonably and in good faith and on an equitable basis. Notwithstanding anything to the contrary contained herein, (i) Borrower shall not have any obligation to pay to Bank amounts owing under this section for any period which is more than sixty
(60) days prior to the date upon which the request for payment therefor is delivered to Borrower, and (ii) Bank shall not be entitled to any compensation described in this section unless, at the time it requests such compensation, it is the policy or general practice of Bank to request compensation for comparable costs in similar circumstances under other comparable loan agreements. Certificates of Bank sent to Borrower from time to time claiming compensation under this section, stating the reason therefor and setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to Bank hereunder shall be conclusive absent manifest error. Such certificate shall include a written representation that all increases in costs and reductions in return for which reimbursement is sought have been allocated equitably to all assets or customers of Bank similarly situated. Notwithstanding the foregoing, Bank agrees to use reasonable efforts (consistent with legal and regulatory restrictions) to avoid or to minimize any amounts otherwise payable under this section. In determining such amounts, Bank may use any reasonable averaging and attribution methods consistent with the other provisions of this section.

5.   SECURITY INTEREST.

     Borrower, for valuable consideration, receipt whereof is hereby acknowledged, hereby grants to Bank a continuing security interest in and to, and assigns to Bank, the following property of the Borrower, but expressly excluding those items set forth in Section 5(e) below, wherever located and whether now owned or hereafter acquired:

     (a) all inventory, including all goods, merchandise, raw materials, goods and work in process, finished goods, and other tangible personal property now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Borrower's business (all, except those items set forth in Section 5(e) below, hereinafter called the "Inventory");

     (b) all Accounts, contracts, contract rights, notes, bills, drafts, acceptances, General Intangibles (including without limitation registered and unregistered tradenames, copyrights, customer lists, goodwill, computer programs, computer records, computer software, computer data, trade secrets, trademarks, patents, ledger sheets, files, records, data processing records relating to any Accounts and all tax refunds of every kind and nature to which Borrower is now or hereafter may become entitled to, no matter how arising), Instruments, Documents, Chattel Paper, Securities, Security Entitlements, Security Accounts, Investment Property, choses in action, and all other debts, obligations and liabilities in whatever form, owing to Borrower from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or

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belonging or owing to Borrower, for goods sold by it or for services rendered by it, or however otherwise same may have been established or created, all guarantees and securities therefor, all right, title and interest of Borrower in the merchandise or services which gave rise thereto, including the rights of reclamation and stoppage in transit, all rights to replevy goods, and all rights of an unpaid seller of merchandise or services (all, except those items set forth in Section 5(e) below, hereinafter called the "Receivables");

     (c) all machinery, Equipment, Fixtures and other Goods whether now owned or hereafter acquired by the Borrower and wherever located, all replacements and substitutions therefor or accessions thereto and all proceeds thereof (all, except those items set forth in Section 5(e) below, hereinafter called the "Equipment");

     (d) all proceeds and products of all of the foregoing in any form, including, without limitation, all proceeds of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing (which, with Inventory, Receivables and Equipment are all, except those items set forth in Section 5(e) below, hereinafter called "Collateral"); and

     (e) the foregoing notwithstanding, the security interest granted by Borrower to Bank shall not include any of Borrower's legal or beneficial interest in ASA Properties, Inc. ("Properties"), 10 Speen Street LLC or ASA InterPro Smart Time LLC (collectively, the "LLCs") or any of the property or assets of Properties or the LLCs.

6.   OBLIGATIONS SECURED.

     The security interest granted hereby is to secure payment and performance of all debts, liabilities and obligations of Borrower to Bank hereunder and also any and all other debts, liabilities and obligations of Borrower to Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the transactions described in this Agreement, by class, or kind, or whether or not contemplated by the parties at the time of the granting of this security interest, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest, fees, charges, expenses and overdrafts, and also including, without limitation, all obligations and liabilities which Bank may incur or become liable for, on account of, or as a result of, any transactions between Bank and Borrower including any which may arise out of any letter of credit, acceptance or similar instrument or obligation issued pursuant to this Agreement (all hereinafter called "Obligations").

7.   BORROWER'S PLACES OF BUSINESS, INVENTORY LOCATIONS AND RETURNS POLICY.

     Section 7.01. Borrower warrants that Borrower has no places of business other than that shown at the end of this Agreement, unless other places of business are listed on Schedule "A", annexed hereto, in which event Borrower represents that it has additional places of business at those locations set forth on Schedule "A".

         Section 7.02. Borrower's principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown at the end of this Agreement. All Inventory presently owned by Borrower is stored at the locations set forth on Schedule "A".

     Section 7.03. Borrower will promptly notify Bank in writing of any change in the location of any place of business or the location of any Inventory or the establishment of any new place of

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business or location of Inventory or office where its records are kept which would be shown in this Agreement if it were executed after such change.

     Section 7.04. Borrower represents and warrants that it has described its returns policy in writing to Bank and that it does now, and will continue to, apply such policy consistently in the conduct of its business and agrees that it shall notify Bank in writing before changing its policy or the application thereof.

8.   BORROWER'S ADDITIONAL REPRESENTATIONS AND WARRANTIES.

     Borrower represents and warrants that:

     Section 8.01. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and shall hereafter remain in good standing as a corporation in that state, and is duly qualified and in good standing in every other state in which it is doing business, and shall hereafter remain duly qualified and in good standing in every other state in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of the Borrower.

     Section 8.02. Borrower's exact legal name is as set forth in this Agreement and Borrower will not undertake or commit to undertake any act which will result in a change of Borrower's legal name, without giving Bank at least thirty (30) days' prior written notice of the same.

     Section 8.03. The execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within the Borrower's corporate powers, have been duly authorized, are not in contravention of law or the terms of the Borrower's charter, by!laws or other incorporation papers, or of any indenture, agreement or undertaking to which the Borrower is a party or by which it or any of its properties may be bound.

     Section 8.04. All charter documents and all amendments thereto of Borrower have been duly filed and are in proper order. All capital stock issued by Borrower and outstanding was and is properly issued and all books and records of Borrower, including but not limited to its minute books, by!laws and books of account, are accurate and up to date and will be so maintained.

     Section 8.05. The balance sheet of the Borrower as at December 31, 1998, and the related statements of income and retained earnings of the Borrower for the fiscal year then ended, and the accompanying footnotes, together with the opinion thereon, of Borrower's independent certified public accountants, and the interim balance sheet of the Borrower as at July 31, 1999, and the related statement of income and retained earnings for the seven (7) month period then ended, copies of which have been furnished to the Bank, are complete and correct and fairly present the financial condition of the Borrower as at such dates and the results of the operations of the Borrower for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments in the case of the interim financial statements), and since December 31, 1998, there has been no material adverse change in the condition (financial or otherwise), business, or operations of the Borrower. There are no liabilities of the Borrower, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since December 31, 1998. No information, exhibit, or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

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     Section 8.06. With the exception of the leased Equipment set forth on
Schedule "C" annexed hereto, Borrower owns all of the assets reflected in the most recent of Borrower's financial statements provided to Bank, except assets sold or otherwise disposed of in the ordinary course of business since the date thereof, and such assets together with any assets acquired since such date, including without limitation the Collateral, are free and clear of any Lien, except (a) the security interests and other encumbrances (if any) listed on Schedule "B" annexed hereto, (b) those liens permitted pursuant to Section 13.06 of this Agreement, or (c) liens and security interests in favor of Bank.

     Section 8.07. To the best of Borrower's knowledge, Borrower has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which it is subject (any tax liability which may result in a lien on any Collateral being hereby deemed material); has paid all taxes shown or determined to be due thereon except those being contested in good faith and which Borrower has, prior to the date of such contest, identified in writing to Bank as being contested; and has made adequate provision for the payment of all taxes so contested, so that no lien will encumber any Collateral, and in respect of subsequent periods.

     Section 8.08. Borrower (a) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a material adverse effect on its financial condition, business or prospects, and (b) is in compliance with its charter documents and by!laws, all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or prospects or the value of any Collateral.

     Section 8.09. There is no action, suit, proceeding or investigation pending or, to Borrower's knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business or prospects or the value of any Collateral.

     Section 8.10. Borrower is in compliance with ERISA; no Reportable Event has occurred and is continuing with respect to any Plan; and it has no unfunded vested liability under any Plan.

9.   SALES OF INVENTORY

     So long as Borrower is not in default hereunder, Borrower shall have the right, in the regular course of business, to process and sell Borrower's Inventory. A sale in the ordinary course of business shall not include a transfer in total or partial satisfaction of a debt.

10.  FINANCING STATEMENTS.

     At the request of Bank, Borrower will join with Bank in executing one or more Financing Statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable law in form satisfactory to Bank and will pay the cost of filing the same in all public offices wherever filing is deemed by Bank to be necessary or desirable. A legible carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement.

11.      BORROWER'S REPORTS.

         Section 11.01. Borrower will furnish Bank as soon as available, and in any event within forty-five (45) days after the close of each quarterly period of its fiscal year, a copy of Borrower's

Form 10-Q filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

     Section 11.02. Borrower will furnish Bank, annually, as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, a copy of Borrower's Form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The financial statements contained in said Form 10-K shall be prepared in accordance with GAAP, accompanied by an opinion acceptable to Bank by independent public accountants selected by the Borrower and acceptable to Bank.

     Section 11.03. Borrower shall deliver to Bank all documents, as frequently as indicated below, or at such other times as Bank may request, and all other documents and information requested by Bank:

              DOCUMENT                                FREQUENCY DUE
--------------------------------------    --------------------------------------

(i)  Notice of  noncompliance  with      Immediately upon learning of such
     the provisions of this Agreement    noncompliance, or if any representation
                                         or warranty  contained  herein is no
                                         longer true or accurate
--------------------------------------   ---------------------------------------

(ii) Compliance Certificate in the       As soon as available and in any event
     form  annexed hereto as             within forty-five (45)days after the
     Exhibit 1                           close of eachquarterly period of
                                         Borrower's fiscal year
--------------------------------------   ---------------------------------------

     Section 11.04. Borrower will promptly, upon receipt thereof, deliver to Bank, copies of any reports submitted to the Borrower by Borrower's independent public accountants in connection with the examination of the financial statements of the Borrower made by such accountants (the so-called "Management Letter").

     Section 11.05. In addition to the foregoing, the Borrower promptly shall provide Bank with such other and additional information concerning the Borrower, the Collateral, the operation of the Borrower's business, and the Borrower's financial condition, including financial reports and statements, as Bank may from time to time request from the Borrower. All financial information provided Bank by the Borrower shall be prepared in accordance with GAAP or generally accepted auditing principles (as applicable) applied consistently in the preparation thereof and with prior periods to fairly reflect the financial conditions of the Borrower at the close of, and its results of operations for, the periods in question.

     Section 11.06. Bank agrees to use its best efforts to maintain the confidentiality of the information obtained by Bank or its agents pursuant to this Agreement, except when required to disclose such information (a) for regulatory purposes; (b) pursuant to legal process; (c) to its attorneys, accountants and auditors; (d) for purposes of selling participations or interests in the Obligations; or (e) as necessary for the enforcement of the rights of Bank pursuant to this Agreement.

     Section 11.07 Within fifteen (15) calendar days after the end of each month or on such other more frequent basis as may be required by Bank from time to time, Borrower shall submit to Bank an aging report in form satisfactory to Bank showing the amounts due and owing on all Accounts according to Borrower's records as of the close of such month or such shorter period as may be required by Bank from time to time, together with such other information as Bank may require. If Borrower's monthly aging reports are prepared by an accounting service or other agent,

Borrower hereby authorizes such service or agent to deliver such aging reports and any other related documents to Bank.

     Section 11.08 Within fifteen (15) days after the end of each month or on such other more frequent basis as may be required by Bank from time to time, Borrower shall submit to Bank a Borrowing Base Certificate in a form satisfactory to Bank showing cash receipts, credit memos, sales, debit memos, the unpaid loan balances, new borrowing requests and the adjusted loan balance as of the close of such month or such shorter period as may be required by Bank from time to time, together with such other information as Bank may require.

12.  GENERAL AGREEMENTS OF BORROWER.

     Section 12.01. Borrower agrees to keep all the Collateral insured with coverage and in amounts not less than that usually carried by one engaged in a like business and in any event not less than that required by Bank with loss payable to Bank and Borrower, as their interests may appear, hereby appointing Bank as attorney for Borrower in obtaining, adjusting, settling and canceling such insurance and endorsing any drafts. As further assurance for the payment and performance of the Obligations, Borrower hereby assigns to Bank all sums, including returns of unearned premiums, which may become payable under any policy of insurance on the Collateral and Borrower hereby directs each insurance company issuing any such policy to make payment of such sums directly to Bank.

     Section 12.02. Bank or its agents have the right to inspect the Collateral and all records pertaining thereto at intervals to be determined by Bank and without hindrance or delay.

     Section 12.03. Borrower will at all times keep accurate and complete records of Borrower's Inventory, Accounts and other Collateral, and Bank, or any of its agents, shall have the right to call at Borrower's place or places of business at intervals to be determined by Bank, and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence which relate to Borrower's Accounts, and other Collateral or other transactions, between the parties thereto and the general financial condition of Borrower and Bank may remove any of such records temporarily for the purpose of having copies made thereof. Borrower shall pay to Bank all reasonable audit fees, plus all travel and other expenses incurred in connection with any such audit. The foregoing notwithstanding, Bank agrees to keep all such inspected, audited, checked or extracted information confidential in accordance with the guidelines set forth in Section 11.06 above.

     Section 12.04. Borrower will maintain a standard and modern system of accounting which enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time may be requested by Bank.

     Section 12.05. Borrower will maintain its corporate existence in good standing and comply with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business.

     Section 12.06. Borrower will pay all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property.

     Section 12.07. Bank may in its own name or in the name of others communicate with account debtors in order to verify with them to Bank's satisfaction the existence, amount and terms of any Accounts.

     Section 12.08. This Agreement may but need not be supplemented by separate assignments of Accounts and if such assignments are given the rights and security interests given thereby shall be in addition to and not in limitation of the rights and security interests given by this Agreement.

     Section 12.09. If any of Borrower's Accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof, Borrower will immediately notify Bank thereof in writing and execute any instruments and take any steps required by Bank in order that all monies due and to become due under such contracts shall be assigned to Bank and notice thereof given to the Government under the Federal Assignment of Claims Act.

     Section 12.10. Excepting only those leases with customers of Borrower having a value of not more than Seventy-Five Thousand ($75,000.00) Dollars, if any of Borrower's Accounts should be evidenced by promissory notes, trade acceptances, or other instruments for the payment of money, Borrower will immediately deliver same to Bank, appropriately endorsed to Bank's order and, regardless of the form of such endorsement, Borrower hereby waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

     Section 12.11. Borrower will promptly pay when due all taxes and assessments upon the Collateral or for its use or operation or upon this Loan and Security Agreement, or upon any note or notes evidencing the Obligations, and will, at the request of Bank, promptly furnish Bank the receipted bills therefor. At its option, Bank may discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral, may pay for insurance on the Collateral and may pay for the maintenance and preservation of the Collateral. Borrower agrees to reimburse Bank on demand for any payments made, or any expenses incurred by Bank pursuant to the foregoing authorization, and upon failure of the Borrower so to reimburse Bank, any such sums paid or advanced by Bank shall be deemed secured by the Collateral and constitute part of the Obligations.

     Section 12.12. Borrower will immediately notify Bank upon receipt of notification of any potential or known release or threat of release of hazardous materials, hazardous waste, hazardous or toxic substance or oil from any site operated by Borrower or of the incurrence of any expense or loss in connection therewith or with the Borrower's obtaining knowledge of any investigation, action or the incurrence of any expense or loss by any governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower may be liable. As used herein, the terms "hazardous waste," "hazardous or toxic substance," "hazardous material" or "oil" shall have the same meanings as defined and used in any of the following (the "Acts"): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.; the Federal Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; M.G.L.A. c. 21E (Massachusetts Oil and Hazardous Material Release Prevention Act); M.G.L.A. c. 21C (Massachusetts Hazardous Waste Management Act); and/or the regulations adopted and publications promulgated pursuant to any of the Acts, as the same may be amended from time to time.

     Section 12.13. Except for Bank's gross negligence or willful misconduct, Borrower will indemnify and save Bank harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys' fees) that Bank may sustain or incur by reason of defending or protecting this security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral.

This indemnity shall survive the repayment of the Obligations and the termination of Bank's agreement to make loans available to Borrower and the termination of this Agreement.

     Section 12.14. At the option of Bank, Borrower will furnish to Bank, from time to time, within five (5) days after the accrual in accordance with applicable law of Borrower's obligation to make deposits for F.I.C.A. and withholding taxes and/or sales taxes, proof satisfactory to Bank that such deposits have been made as required.

     Section 12.15. Should Borrower fail to make any of such deposits or furnish such proof referred to in Section 12.14 above, then Bank may, in its sole and absolute discretion, (a) make any of such deposits or any part thereof, (b) pay such taxes, or any part thereof, or (c) set up such reserves as Bank, in its judgment, shall deem necessary to satisfy the liability for such taxes. Each amount so deposited or paid shall constitute an advance under the terms hereof, repayable on demand with interest, as provided herein, and secured by all Collateral and any other property at any time pledged by Borrower with Bank. Nothing herein shall be deemed to obligate Bank to make any such deposit or payment or set up such reserve and the making of one or more of such deposits or payments or the setting up of such reserve shall not constitute (i) an agreement on Bank's part to take any further or similar action, or (ii) a waiver of any default by Borrower under the terms hereof.

     Section 12.16. All advances by Bank to Borrower under this Agreement and under any other agreement constitute one general revolving fluctuating loan, and all indebtedness of Borrower to Bank under this and under any other agreement constitute one general Obligation. Each advance to Borrower hereunder or otherwise shall be made upon the security of all of the Collateral held and to be held by Bank. It is distinctly understood and agreed that all of the rights of Bank contained in this Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Agreement and to any other agreements between Bank and Borrower. Any default of this Agreement by Borrower shall constitute, likewise, a default by Borrower of any other existing agreement with Bank, and any default by Borrower of any other agreement with Bank shall constitute a default of this Agreement. The entire Obligation of Borrower to Bank shall become due and payable when payments become due and payable hereunder upon termination of this Agreement.

     Section 12.17. Borrower will, at its expense, upon request of Bank promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Bank may request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Bank's security interest, rights and remedies created or intended to be created hereunder. Without limiting the generality of the above, Borrower will join with Bank in executing financing and continuation statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable Federal or state law in form satisfactory to Bank and filing the same in all public offices and jurisdictions wherever and whenever requested by Bank.

     Section 12.18. Borrower shall perform any and all further steps requested by Bank to perfect Bank's security interest in the Collateral.

     Section 12.19. Borrower will cause each guarantor of the Obligations to submit to Bank current personal financial statements in a form satisfactory to Bank within ninety (90) days after the close of each of Borrower's fiscal years.

     Section 12.20. Bank shall be Borrower's main bank of deposit.

     Section 12.21. Borrower hereby grants to Bank for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owing from Borrower to Bank are fully paid and discharged, the right to use all premises or places of business which Borrower presently has or may hereafter have and where any of the Collateral may be located, at a total rental for the entire period of $1.00. Bank agrees not to exercise the rights granted in this paragraph unless and until Bank determines to exercise its rights against the Collateral. In connection with the Bank's exercise of the Bank's rights after the occurrence of an Event of Default, the Bank may enter upon, occupy and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Bank. The Bank shall not be required to remove any of the Collateral from any such premises upon the Bank's taking possession thereof, and may render any Collateral unusable to the Borrower. In no event shall the Bank be liable to the Borrower beyond the rental specified above for use or occupancy by the Bank of any premises pursuant to this Agreement.

     Section 12.22. Borrower hereby grants to Bank for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owed to Bank are fully paid and discharged, a non!exclusive irrevocable royalty!free license in connection with Bank's exercise of its rights hereunder, to use, apply or affix any trademark, trade name logo or the like and to use any patents, in which the Borrower now or hereafter has rights, which license may be used by Bank upon and after the occurrence of any one or more of the Events of Default, provided, however, that such use by Bank shall be suspended if such Events of Default are cured. This license shall be in addition to, and not in lieu of, the inclusion of all of Borrower's trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses in the Collateral; in addition to the right to use said Collateral as provided in this paragraph, Bank shall have full right to exercise any and all of its other rights regarding Collateral with respect to such trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses.

     Section 12.23. Any and all deposits (whether demand or time deposits) or other sums at any time credited by or due from Bank to Borrower shall at all times constitute additional security for the Obligations and may be set!off against any Obligations at any time following the occurrence of an Event of Default or an event which with notice or the lapse of time, or both, would constitute an Event of Default whether or not they are then due or other security held by Bank is considered by Bank to be adequate. Any and all instruments, documents, policies and certificates of insurance, securities, goods, accounts, choses in action, general intangibles, chattel papers, cash, property and the proceeds thereof (whether or not the same are Collateral or proceeds thereof hereunder) owned by Borrower or in which Borrower has an interest, which now or hereafter are at any time in possession or control of Bank or in transit by mail or carrier to or from Bank or in the possession of any third party acting in Bank's behalf, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether Bank had conditionally released the same, shall constitute additional security for the Obligations and may be applied at any time following the occurrence of an Event of Default or an event which with notice or the lapse of time, or both, would constitute an Event of Default, to any Obligations which are then owing, whether due or not due. Bank shall be entitled to presume, in the absence of clear and specific written notice to the contrary hereinafter provided to Bank, that any and all deposits maintained by Borrower with Bank are general accounts as to which no person or entity other than Borrower has any legal or equitable interest whatsoever.

     Section 12.24. Borrower shall pay to Bank on demand any and all reasonable and necessary counsel fees and other expenses incurred by Bank in connection with the preparation, interpretation, enforcement, administration or amendment of this Agreement, or of any documents relating thereto, and any and all reasonable and necessary expenses, including, but not limited to, a collection charge on all Accounts collected, all reasonable and necessary attorneys' fees and expenses, and all other expenses of like or unlike nature which may be expended by Bank to obtain or enforce payment of any Account either as against the account debtor, Borrower, or any guarantor or surety of Borrower or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Bank's rights or interests therein or thereto, including, without limiting the generality of the foregoing, any reasonable and necessary counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all reasonable and necessary costs and expenses incurred or paid by Bank in connection with the administration, supervision, protection or realization on any security held by Bank for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all reasonable and necessary costs and expenses incurred by Bank in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Bank in connection with the debt secured hereby, all of which amounts shall be considered advances to protect Bank's security, and shall be secured hereby. At its option, and without limiting any other rights or remedies, Bank may at any time pay or discharge any taxes, liens, security interests or other encumbrances at any time levied against or placed on any of the Collateral, and may procure and pay any premiums on any insurance required to be carried by Borrower, and provide for the maintenance and preservation of any of the Collateral, and otherwise take any action reasonably deemed necessary to Bank to protect its security, and all amounts expended by Bank in connection with any of the foregoing matters, including reasonable and necessary attorneys' fees, shall be considered Obligations of Borrower and shall be secured hereby.

     Section 12.25. Borrower does hereby make, constitute and appoint any officer or agent of Bank as Borrower's true and lawful attorney!in!fact, with power to endorse the name of Borrower or any of Borrower's officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of Bank in full or part payment of any amounts owing to Bank; to sign and endorse the name of Borrower or any of Borrower's officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts, and any instrument or documents relating thereto or to Borrower's rights therein; to give written notice to such office and officials of the United States Post Office to effect such change or changes of address so that all mail addressed to Borrower may be delivered directly to Bank; granting upon Borrower's said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as Borrower might or could do, and hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue hereof. Neither Bank nor the attorney shall be liable for any acts or omissions nor for any error of judgment or mistake, except for their gross negligence or willful misconduct. This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as Borrower may be indebted to Bank.

     Section 12.26 Although, as above set forth, Bank has a continuing security interest in all of Borrower's Collateral and in the proceeds thereof, Borrower will at all times maintain as the minimum security hereunder a Borrowing Base not less than the aggregate unpaid principal of all loans made hereunder and if Borrower fails to do so, Borrower will immediately make the necessary reduction in the unpaid principal amount of said loans so that the loans outstanding hereunder do not in the aggregate exceed the Borrowing Base.

13.  BORROWER'S NEGATIVE COVENANTS.  Borrower will not at any time:

     Section 13.01 Permit, for the twelve-month period ending on the last day of any fiscal quarter, its Debt Service Coverage ratio to be less than 1.25 to 1;

     Section 13.02 Permit its Tangible Net Worth to be less than Six Million Eight Hundred Thousand ($6,800,000.00) Dollars as of December 31, 2000, and as of the last day of each subsequent fiscal quarter, to be less than the amount required for the prior fiscal year plus seventy-five (75%) percent of Borrower's net income earned for the prior year after provision for taxes, provided that there shall be no reduction in the required Tangible Net Worth for losses;

     Section 13.03 Permit the ratio of its Debt to Tangible Net Worth to exceed
2.2 to 1 as of March 31, 2001, or on the last day of any quarterly period of Borrower's fiscal year thereafter;

     Section 13.04 Issue evidence of indebtedness or suffer to exist indebtedness in addition to the Obligations, except (i) indebtedness for money borrowed which in the aggregate does not exceed the sum of Twenty-Five Thousand ($25,000.00) Dollars and matures within twelve (12) months of the date of creation thereof and which is not, according to its terms, extendable or renewable without the consent of Bank, (ii) indebtedness or liabilities of Borrower other than for money borrowed, incurred or arising in the ordinary course of business, or (iii) indebtedness or liabilities of Borrower pursuant to leases incurred or arising in the ordinary course of business;

     Section 13.05 Sell, assign, exchange or otherwise dispose of any of the Collateral, other than Inventory consisting of (i) scrap, waste, defective goods and the like; (ii) obsolete goods; (iii) finished goods sold in the ordinary course of business or any interest therein to any individual, partnership, trust or other corporation; and (iv) Equipment which is no longer required or deemed necessary for the conduct of Borrower's business, so long as Borrower receives therefor a sum substantially equal to such Equipment's fair value;

     Section 13.06 Create, permit to be created or suffer to exist any Lien, upon any of the Collateral or any other property of Borrower, now owned or hereafter acquired, except: (i) landlords', carriers', warehousemen's, mechanics' and other similar liens arising by operation of law in the ordinary course of Borrower's business; (ii) arising out of pledge or deposits under worker's compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (iii) purchase money Liens arising in the ordinary course of business (so long as the indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto, and such Lien extends to no other property); (iv) Liens for unpaid taxes that are either (x) not yet due and payable, or (y) the subject of Permitted Protests; (v) Liens which are the subject of Permitted Protests; (vi) those Liens and encumbrances set forth on Schedule "B" or Schedule "C" annexed hereto; and (vii) in favor of Bank;

     Section 13.07 Pay any dividends on or make any distribution on account of any class of Borrower's capital stock in cash or in property (other than additional shares of such stock), or redeem, purchase or otherwise acquire, directly or indirectly, any of such stock;

     Section 13.08 Without the prior written consent of Bank which shall not be unreasonably withheld or delayed if Borrower exercises reasonable business judgment in deciding to make a loan or advance, make any loans or advances to any non-officer individual, partnership, trust or other corporation, including without limitation Borrower's directors, officers and employees, except (a) advances to officers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by Borrower;
(b) loans and advances to non-officer employees which do not exceed the sum of Twenty-Five Thousand ($25,000.00) Dollars; (c) loans to Affiliates which in the aggregate do not exceed the sum of Two Hundred Fifty Thousand ($250,000.00) Dollars; and (d) loans or advances to Borrower's President and Chief Executive Officer;

     Section 13.09 Assume, guaranty, endorse or otherwise become directly or contingently liable in respect of (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any indebtedness (except guarantees by endorsement of instruments for deposit or collection in the ordinary course of business and guarantees in favor of Bank) of any individual, partnership, trust or other corporation;

     Section 13.10 (i) Use any loan proceeds to purchase or carry any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or (ii) invest in or purchase any stock or securities of any individual, partnership, trust or other corporation except (x) readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof or (y) time deposits with or certificates of deposit issued by the Bank; the foregoing prohibition will not be applicable to loans made by Bank to Borrower pursuant to the Acquisition Line of Credit Agreement of even date herewith;

     Section 13.11 Enter into any lease or other transaction with any shareholder, officer or affiliate on terms any less favorable than those which might be obtained at the time from persons who (or entities which) are not such a shareholder, officer or affiliate;

     Section 13.12 Sell, transfer or otherwise dispose of any stock of any subsidiary of Borrower;

     Section 13.13 (a) Merge or consolidate with or into any corporation; (b) enter into any joint venture or partnership, except in the ordinary course of business, with any person, firm or corporation; (c) convey, lease or sell all or any material portion of its property or assets or business to any other person, firm or corporation, except (i) the sale of Collateral in the ordinary course of its business, or (ii) the sale of the assets of ASA InterPro Smart Time LLC; or
(d) convey, lease or sell any of its assets to any person, firm or corporation for less than the fair market value thereof;

     Section 13.14 Acquire the stock and/or assets of any corporation or other entity without first obtaining the prior written consent of Bank; or

     Section 13.15 The financial covenants set forth in Section 13.02 and 13.03 are to be tested net of any balance sheet effects of any acquisitions made during the applicable period with the consent of Bank and such covenants will be reviewed and restated in connection with any acquisition approved by Bank.

14.  DEFAULT.

     Section 14.01 Nothing contained in this section, or elsewhere in this Agreement, shall affect the demand nature of such of the Obligations as are by their terms, demand obligations, including, without limitation, loans and advances under this Agreement. The occurrence of an Event of Default shall not be a prerequisite for the Bank's making demand or requiring payment of such Obligations.

     Upon the occurrence of any one or more of the following events (herein, "Events of Default"), any and all Obligations of the Borrower to the Bank shall become immediately due and payable, at the option of the Bank and without notice or demand. The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Bank and the Borrower and instruments and papers given the Bank by the Borrower, whether such agreements, instruments, or papers now exist or hereafter arise, namely:

     (a) The failure by the Borrower to pay upon demand any amount due under this Agreement.

     (b) The failure by the Borrower to pay upon demand (or when due, if not payable on demand) any other Obligations.

     (c) The failure by the Borrower to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement.

     (d) The determination by Bank that any representation or warranty heretofore, now or hereafter made by the Borrower to Bank, in any documents, instrument, agreement, or paper was not true or accurate when given in any material respect.

     (e) The occurrence of any event such that any material indebtedness of the Borrower from any lender other than Bank could be accelerated, notwithstanding that such acceleration has not taken place.

     (f) The occurrence of any event which would cause a lien creditor, as that term is defined in Section 9!301 of the Code, to take priority over loans or advances made by Bank.

     (g) A filing against or relating to the Borrower of (i) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (ii) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state.

     (h) The occurrence of any event of default under any agreement between Bank and the Borrower or instrument or paper given Bank by the Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Bank may not have exercised its rights upon default under any such other agreement, instrument or paper).

     (i) Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of the Borrower's property.

     (j) The granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; the failure by the Borrower to generally pay the debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to Title 11 of the United States Code entitled "Bankruptcy" (hereinafter the "Bankruptcy Code") or any other federal bankruptcy law; the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the calling or sufferance of a meeting of creditors of the Borrower; the meeting by the Borrower of a formal or informal creditor's committee; the offering by or entering into by the Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of the Borrower, or the initiation of any other judicial or non!judicial proceeding or agreement by, against or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors.

     (k) The entry of any judgment(s) against Borrower, which judgment(s) is not satisfied or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.

     (l) The occurrence of any event or circumstance with respect to the Borrower such that Bank shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by the Borrower under this Agreement or any other agreement between Bank and the Borrower is impaired or there shall occur any material adverse change in the business or financial condition of the Borrower.

     (m) The entry of any court order which enjoins, restrains or in any way prevents the Borrower from conducting all or any part of its business affairs in the ordinary course of business.

     (n) The service of any process upon Bank seeking to attach by trustee process any funds of the Borrower on deposit with Bank.

     (o) The occurrence of any material uninsured loss, theft, damage or destruction to any material asset(s) of the Borrower.

     (p) Any act by or against, or relating to the Borrower or its assets pursuant to which any creditor of the Borrower seeks to reclaim or repossess or reclaims or repossesses all or a portion of the Borrower's assets.

     (q) The death, termination of existence, dissolution, or liquidation of the Borrower, or the ceasing to carry on actively any substantial part of Borrower's current business.

     (r) This Agreement shall, at any time after its execution and delivery and for any reason, cease (i) to create a valid and perfected first priority security interest in and to the property purported to be subject to this Agreement; or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by the Borrower or any guarantor of the Borrower denies it has any further liability or obligation hereunder.

     (s) Any of the following events occur or exist with respect to the Borrower or any ERISA affiliate: (i) any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan;
(ii) any "reportable event" (as defined in Section 4043 of ERISA and the regulations issued under such Section) shall occur with respect to any Plan;
(iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance exists which might constitute grounds entitling the Pension Benefit Guaranty Corporation (PBGC) to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of Bank subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise.

     (t) The occurrence of (i) any of the Events of Default described in Sections 14.01(e), 14.01(g), 14.01(j), 14.01(k), or 14.01(r), with respect to any guarantor to Bank of the Obligations, as if such guarantor were the "Borrower" described therein, or (ii) the failure by any guarantor to Bank of the Obligations to perform in accordance with the terms of any agreement between such guarantor and the Bank.

     (u) The termination of any guaranty by any guarantor of the Obligations.

15.  RIGHTS AND REMEDIES UPON DEFAULT; SET-OFF; EXPENSES; POWER OF ATTORNEY.

     Upon the occurrence of an Event of Default or demand by the Bank, the Bank shall have the following rights and remedies.

     Section 15.01 Bank may declare any obligation Bank may have hereunder to be cancelled, declare all Obligations of Borrower to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise. In addition, upon the occurrence of an Event of Default, if Bank proceeds to enforce payment of the Obligations, Borrower shall be obligated to deliver to Bank cash collateral in an amount equal to the aggregate amounts then undrawn on all outstanding Letters of Credit or acceptances issued or guaranteed by Bank for the account of Borrower, and Bank may proceed to enforce payment of the same and to exercise all rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise. Upon the occurrence of, and during the continuance of, an Event of Default, the Borrower, as additional compensation to the Bank for its increased credit risk, promises to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest and any other amounts past due under this Agreement) at a per annum rate of three (3%) percent greater than the rate of interest then specified in
Section 2.02 of this Agreement.

     Section 15.02 Upon the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code, Bank's obligation hereunder shall be canceled immediately, automatically, and without notice, and all Obligations of the Borrower then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Borrower.

     Section 15.03 Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Bank deems advisable, having due regard to compliance with any statute or regulation which might affect, limit or apply to the Bank's disposition of the Collateral. The Bank may conduct any such sale or other disposition of the Collateral upon the Borrower's premises. Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Bank shall provide the Borrower with such notice as may be practicable under the circumstances), the Bank shall give the Borrower at least the greater of the minimum notice required by law or seven (7) days prior written notice of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Bank may purchase the Collateral, or any portion of it at any such sale.

     Section 15.04. The Bank may require the Borrower to assemble the Collateral and make it available to the Bank at the Borrower's sole risk and expense at a place or places which are reasonably convenient to both the Bank and the Borrower.

     Section 15.05. Borrower shall, following the occurrence of an Event of Default which is continuing, deliver to Bank, daily, a schedule in form and content satisfactory to Bank describing the invoices issued by Borrower since the last schedule submitted to Bank. The schedules to be provided under this subsection are solely for the convenience of Bank in administering this Agreement and maintaining records of the Collateral. Borrower's failure to provide Bank with any such schedule shall not affect the security interest of Bank in such Accounts.

     Section 15.06. Within thirty (30) calendar days after the end of each month or on such other basis as may be required by Bank from time to time, Borrower shall, following the occurrence of an Event of Default which is continuing, submit to Bank an accounts payable aging report in form satisfactory to Bank showing the amounts due and owing on all accounts payable according to Borrower's records as of the close of such month or such shorter period as may be required by Bank from time to time, together with such other information as Bank may require. If Borrower's monthly accounts payable aging reports are prepared by an accounting service or other agent, Borrower hereby authorizes such service or agent to deliver such accounts payable aging reports and any other related documents to Bank.

     Section 15.07. From and after the occurrence of an Event of Default which is continuing, Borrower will immediately, upon receipt of all checks, drafts, cash and other remittances in payment of any Inventory sold or in payment or on account of Borrower's accounts, contracts, contract rights, notes, bills, drafts, acceptances, general intangibles, choses in action and all other forms of obligations, deliver the same to Bank accompanied by a remittance report in form specified by Bank. Said proceeds shall be delivered to Bank in the same form received except for the endorsement of Borrower where necessary to permit collection of items, which endorsement Borrower agrees to make. Bank will credit (conditional upon final collection) all such payments against the principal or interest of any loans secured hereby; provided, however, for the purpose of computing interest, any items requiring clearance or payment shall not be considered to have been credited against any loans secured hereby until three
(3) business days after receipt by Bank of any such items. The order and method of such application shall be in the sole discretion of Bank and any portion of such funds which Bank elects not to so apply shall be paid over from time to time by Bank to Borrower. Bank will at all times have the right to require Borrower (i) to enter into a lockbox arrangement with Bank for the collection of such remittances and payments, or (ii) to maintain its deposit accounts at Bank or, in the alternative, at another financial institution which has agreed to accept drafts drawn on it by Bank under a written depository transfer agreement with Bank and to block Borrower's account and waive its rights as against such account.

     Section 15.08. Bank may at any time, after the occurrence of an Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default, notify account debtors that Collateral has been assigned to Bank and that payments shall be made directly to or as directed by Bank. Upon request of Bank at any time, Borrower will so notify such account debtors and will indicate on all billings to such account debtors that their Accounts must be paid directly to or as directed by Bank. Bank shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of Borrower. 16. WAIVER OF JURY TRIAL.

     BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Borrower hereby certifies that neither Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Bank would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Borrower acknowledges that it has read the provisions of this Agreement and in particular, this section; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

17.  CONSENT TO JURISDICTION.

     Borrower and Bank agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the Commonwealth of Massachusetts sitting in the county of Suffolk, or in the District Court of the United States for the District of Massachusetts, and Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower, or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.

18.  TERMINATION

     Unless renewed in writing, this Agreement shall terminate on the Termination Date, and all Obligations shall be due and payable in full without presentation, demand or further notice of any kind, whether or not all or any part of the Obligations is otherwise due an payable pursuant to the agreement or instrument evidencing the same. In addition, this Agreement may be terminated at any time by either party giving written notice of termination to the other party. The foregoing notwithstanding, unless and until all loans made by the Bank to the Borrower hereunder and all other Obligations or commitments of the Bank under which an Obligation could arise, outstanding as of the time of termination have been paid in full, such termination shall in no way affect the security interest or other rights and powers herein granted to the Bank, and until such payment in full the security interest of the Bank in all Inventory, Accounts and other Collateral of the Borrower, whether existing as of the time of such termination or thereafter arising, and all rights and powers herein granted to the Bank in respect thereof shall remain in full force and effect. Until all of the Obligations of Borrower to Bank have been fully paid and satisfied and all commitments of the Bank under which an Obligation could arise have expired, Borrower shall continue to assign Accounts to Bank, turn over all collections to the Bank in kind and otherwise fully comply with the terms and conditions of this Agreement as herein provided. Prior to such payment in full of all of the Obligations of Borrower to Bank, this Agreement shall be a continuing agreement in every respect.

19.  JOINT AND SEVERAL LIABILITY.

     Section 19.01. Each Borrower is accepting joint and several liability under this Agreement in consideration of the financial accommodations to be provided by Bank under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations of each Borrower to Bank.

     Section 19.02. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co!debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations of each Borrower to Bank under this Agreement (including, without limitation, any Obligations arising under this section), it being the intention of the parties hereto that all the Obligations of each Borrower to Bank under this Agreement shall be the joint and several Obligations of each of the Borrowers without preferences or distinction among them.

     Section 19.03. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations of each Borrower to Bank under this Agreement, as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event the other Borrower, under this Agreement will make such payment with respect to, or perform, such Obligation.

     Section 19.04. The Obligations of each Borrower under the provisions of this section constitute full recourse Obligations of each Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

     Section 19.05. Each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any loans made under this Agreement, notice of any action at any time taken or omitted by Bank under or in respect of any of the Obligations of each Borrower to Bank under this Agreement, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations of each Borrower to Bank under this Agreement, the acceptance of any payment of any of such Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Bank at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Bank in respect of any of the Obligations of each Borrower to Bank under this Agreement, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations of each Borrower to Bank or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on Bank's part with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this section, afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this section, it being the intention of each Borrower that, so long as any of the Obligations under this Agreement remain unsatisfied, the Obligations of such Borrower under this section shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this section shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or Bank. The joint and several liability of each Borrower under this Agreement shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or Bank.

         Section 19.06. The provisions of this section are made for the benefit of Bank and Bank's successors and assigns, and may be enforced by Bank in good faith from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on Bank's part first to marshal any of its claims or to exercise any of its rights against any Borrower or to exhaust any remedies available to Bank against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations under this Agreement or to elect any other remedy.

The provisions of this section shall remain in effect until all of the Obligations of each Borrower to Bank under this Agreement shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of such Obligations of each Borrower to Bank, is rescinded or must otherwise be restored or returned by Bank upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this section will forthwith be reinstated in effect, as though such payment had not been made.

     Section 19.07. Until all Obligations of Borrower to Bank are satisfied, each Borrower agrees that it shall not have, and hereby expressly waives: (i) any right to subrogation or indemnification, and any other right to payment from or reimbursement by any other Borrower, in connection with or as a consequence of any payment made by any Borrower to Bank, (ii) any right to enforce any right or remedy which Bank has or may hereafter have against any other Borrower, and
(iii) any benefit of, and any right to participate in (A) any collateral now or hereafter held by Bank, or (B) any payment to Bank by, or collection by Bank from any other Borrower. The provisions of this paragraph are made for the express benefit of each Borrower as well as Bank, and may be enforced independently by each Borrower or any successor in interest to each Borrower.

20.  MISCELLANEOUS.

     Section 20.01. No delay or omission on the part of Bank in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Bank's rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

         Section 20.02. Bank is authorized to make loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrower or any authorized person whose name appears at the end of this Agreement or of any of thIe following named person, or persons, from time to time, holding the following offices of Borrower, President, Treasurer and such other officers and authorized signatories as may from time to time be set forth in separate banking and borrowing resolutions.

     Section 20.03. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Bank's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower from its Obligations. Bank may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Bank's rights and benefits hereunder. In connection with any assignment or participation, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower's business, provided, however, that such disclosure shall be for the limited purposes of assignment or participation and Bank shall first require that such potential assignee or participant agree to keep such information confidential in accordance with the provisions of Section 11.06 above. To the extent that Bank assigns its rights and obligations hereunder to another party, Bank thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such other party.

     Section 20.04. Borrower agrees that any and all loans made by Bank to Borrower or for its account under this Agreement shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to duly authorized requests therefor on its behalf.

         Section 20.05. Paragraph and section headings used in this Agreement are for convenience only, and shall not effect the construction of this Agreement. If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not, invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application). This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

     Section 20.06. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other loan document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested ), overnight courier, or telefacsimile to Borrower or to Bank, as the case may be, at its address set forth below:

        If to Bank:              Eastern Bank
                                 53 State Street
                                 Boston, Massachusetts 02109
                                 Attn: John R. O'Brien, Vice President
                                 Telephone:    (617) 263-2482
                                 Telecopier:   (617) 263-2524

        If to Borrower:          ASA International Ltd.
                                 10 Speen Street
                                 Framingham, Massachusetts 01701
                                 Attn: Alfred C. Angelone, President
                                 Telephone:    (508) 626-2727
                                 Telecopier:   (508) 626-0644

     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demand sent in accordance with this section shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.

     Section 20.07. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

     Section 20.08. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

     Section 20.09. This Agreement, together with the other documents and instruments executed concurrently herewith represent the entire and final understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by evidence of any prior, contemporaneous or subsequent other agreement, oral or written, before the date hereof.

     Section 20.10. This Agreement can only be amended by a writing signed by both Bank and Borrower.

     Section 20.11. The laws of Massachusetts shall govern the construction of this Agreement and the rights and duties of the parties hereto. This Agreement shall take effect as a sealed instrument.

Witnessed by:                    EASTERN BANK


________________________         By:/s/John R. O'Brien
                                 ---------------------
                                       John R. O'Brien, Vice President
                                 Address: 53 State Street
                                          Boston, Massachusetts 02109

ASA INTERNATIONAL LTD.
                                 ASA INTERNATIONAL VENTURES, INC.
                                 ASA TIRE SYSTEMS INC.
                                 ASA LEGAL SYSTEMS INC.
                                 KHAMELEON SOFTWARE INC.


________________________         By:/s/Terrence C. McCarthy
                                 --------------------------
                                    Terrence C. McCarthy
                                    Treasurer of each of the above corporations
                                    Address: 10 Speen Street
                                             Framingham, Massachusetts 01701

                             ASA INTERNATIONAL LTD.
                             ----------------------

                                    SCHEDULES

           The following Schedules to the within Loan and Security Agreement (All Assets) are respectively described in the section indicated. Those Schedules in which no information has been inserted shall be deemed to read "None".

                                  SCHEDULE "A"
                                  ------------
                      Borrower's Places of Business (ss.7)


         Address                                Property Located At Such Address
         -------                                --------------------------------






                                  SCHEDULE "B"
                                  ------------
                    Other Encumbrances and Liens (ss.8.06(i))


Secured Party or Mortgagee  Description of Collateral  Payment Terms and Dates
                                                       of Maturity
-------------------------- -------------------------   -------------------------







                                  SCHEDULE "C"
                                  ------------
                              Leases (ss.8.06(ii))


Lessor    Description of Property    Date of Lease and Term     Rental Payable
------    -----------------------    ----------------------     --------------

                        ASA INTERNATIONAL VENTURES, INC.
                        --------------------------------

                                    SCHEDULES

         The following Schedules to the within Loan and Security Agreement (All Assets) are respectively described in the section indicated. Those Schedules in which no information has been inserted shall be deemed to read "None".

                                  SCHEDULE "A"
                                  ------------
                      Borrower's Places of Business (ss.7)


         Address                                Property Located At Such Address
         -------                                --------------------------------






                                  SCHEDULE "B"
                                  ------------
                    Other Encumbrances and Liens (ss.8.06(i))


Secured Party or Mortgagee  Description of Collateral  Payment Terms and Dates
                                                       of Maturity
--------------------------  -------------------------  -------------------------







                                  SCHEDULE "C"
                              Leases (ss.8.06(ii))


Lessor     Description of Property     Date of Lease and Term     Rental Payable
------     -----------------------     ----------------------     --------------

                              ASA TIRE SYSTEMS INC.
                              ---------------------

                                    SCHEDULES

         The following Schedules to the within Loan and Security Agreement (All Assets) are respectively described in the section indicated. Those Schedules in which no information has been inserted shall be deemed to read "None".

                                  SCHEDULE "A"
                                  ------------
                      Borrower's Places of Business (ss.7)


         Address                            Property Located At Such Address






                                  SCHEDULE "B"
                                  ------------
                    Other Encumbrances and Liens (ss.8.06(i))


Secured Party or Mortgagee  Description of Collateral  Payment Terms and Dates
                                                       of Maturity
--------------------------  -------------------------  -------------------------






                                  SCHEDULE "C"
                                  ------------
                              Leases (ss.8.06(ii))


Lessor     Description of Property     Date of Lease and Term     Rental Payable
------     -----------------------     ----------------------     --------------

                             ASA LEGAL SYSTEMS INC.
                             ----------------------

                                    SCHEDULES

         The following Schedules to the within Loan and Security Agreement (All Assets) are respectively described in the section indicated. Those Schedules in which no information has been inserted shall be deemed to read "None".

                                  SCHEDULE "A"
                                  ------------
                      Borrower's Places of Business (ss.7)


         Address                               Property Located At Such Address






                                  SCHEDULE "B"
                                  ------------
                    Other Encumbrances and Liens (ss.8.06(i))


Secured Party or Mortgagee   Description of Collateral   Payment Terms and Dates
                                                         of Maturity
--------------------------   -------------------------   -----------------------







                                  SCHEDULE "C"
                                  ------------
                              Leases (ss.8.06(ii))


Lessor     Description of Property     Date of Lease and Term     Rental Payable
------     -----------------------     ----------------------     --------------

                             KHAMELEON SOFTWARE INC.
                             -----------------------

                                    SCHEDULES

         The following Schedules to the within Loan and Security Agreement (All Assets) are respectively described in the section indicated. Those Schedules in which no information has been inserted shall be deemed to read "None".

                                  SCHEDULE "A"
                                  ------------
                      Borrower's Places of Business (ss.7)


         Address                               Property Located At Such Address






                                  SCHEDULE "B"
                                  ------------
                    Other Encumbrances and Liens (ss.8.06(i))


Secured Party or Mortgagee   Description of Collateral   Payment Terms and Dates
                                                         of Maturity
--------------------------   -------------------------   -----------------------






                                  SCHEDULE "C"
                                  ------------
                              Leases (ss.8.06(ii))


Lessor     Description of Property     Date of Lease and Term     Rental Payable
------     -----------------------     ----------------------     --------------

                                    EXHIBIT 1
                                    ---------

                             COMPLIANCE CERTIFICATE
                             ----------------------

     ASA International Ltd., for itself and as agent for ASA International Ventures, Inc., ASA Tire Systems Inc., ASA Legal Systems Inc. and Khameleon Software Inc. (collectively, the "Borrower") hereby certifies to Eastern Bank ("Bank") pursuant to the Loan and Security Agreement (All Assets) between Borrower and Bank dated June 4, 2001, as may be amended from time to time ("Loan Agreement"), that:

A.   General

     1. Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

     2. The Borrower has complied with all the terms, covenants and conditions to be performed or observed by the Borrower contained in the Loan Agreement and other documents required to be executed by the Borrower in connection with the Loan Agreement.

     3. Neither on the date hereof nor, if applicable, after giving effect to the loan made on the date hereof, does there exist an Event of Default or an event which would with notice or the lapse of time, or both, constitute an Event of Default.

     4. The representations and warranties contained in the Loan Agreement and in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

B.   Financial Covenants

     As of the date hereof or, for such period as may be designated below, the computations, ratios and calculations as set forth below in accordance with
Section 13 of the Loan Agreement are true and correct:

          1. Debt Service Coverage Ratio - Section 13.01

               The cash flow of the Borrower for the preceding twelve-month period was equal to times ______ the amount of the Borrower's Fixed Charges for such period, computed as follows:

                  A.       EBITDA  ................................$___________

                  B.       Distributions ..........................$___________

                  C.       Taxes actually paid ....................$___________

                  D.       A - B - C = cash flow  .................$___________

                  E.       Interest  ..............................$___________

                  F.       CMLTD  .................................$___________

                  G.       E + F = Fixed Charges  .................$___________

                  H.       Ratio of D to G  ........................____ to ____

                  Required:  Not less than _____ to 1

         2.       Minimum Tangible Net Worth- Section 13.02

                  A.       Stockholders' equity  ...................___________

                  B.       Intangibles  ...........................$___________

                  C.       Debt owing from employees, stockholders
                           and affiliates .........................$___________

                  D.       A - B - C = Tangible Net Worth  ........$___________

                  Required:  Not less than $______________

         3.       Debt to Worth - Section 13.03

                  A.       Debt  ..................................$___________

                  B.       Tangible Net Worth as computed in
                           Section 3 above ........................$___________

                  C.       Ratio of A to B  ......................._____ to ____

                  Required:  Not less than _____ to _____

     IN WITNESS WHEREOF, the undersigned, a duly authorized officer of Borrower, has executed and delivered this Certificate in the name and on behalf of the Borrower on _________________, _______.

                                                     ASA INTERNATIONAL LTD.


                                                     By:________________________